Exhibit 10.2

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES REGULATIONS AND, ACCORDINGLY, MAY NOT BE SOLD, OFFERED FOR SALE OR PLEDGED AS SECURITY IN THE ABSENCE OF SUCH REGISTRATION WITHOUT RELIANCE ON AN EXEMPTION UNDER THE SECURITIES ACT AND COMPLIANCE WITH APPLICABLE STATE SECURITIES REGULATIONS.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), JACK STOVER A REPRESENTATIVE OF THE COMPANY WILL, BEGINNING TEN DAYS AFTER THE ISSUANCE DATE OF THIS NOTE, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i). JACK STOVER MAY BE REACHED AT (215) 208-7035, stover.jack@gmail.com.

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

DUE August 12, 2027

Original Issue Date: August 12, 2026	Principal Amount: $714,285.72

Purchase Price: $650,000.00

This Senior Secured Convertible Promissory Note is one of a series of duly authorized and validly issued Senior Secured Convertible Promissory Notes of Profusa, Inc., a Delaware corporation, (the “Company”), designated as its Senior Secured Convertible Promissory Note due August 11, 2027 (this “Note” and, collectively with the other Notes of such series, the “Notes”), issued and sold by the Company pursuant to the Securities Purchase Agreement, dated as of February 11, 2025, by the Company, and Ascent Partners Fund LLC, a Delaware limited liability company (together with its successors and registered assigns, the “Holder”), (as amended, restated or supplemented from time to time, the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein are used as defined in the Purchase Agreement on the date hereof, with such amendments as may be acceptable to the Holder in its sole discretion). This Note is entered into pursuant to the Purchase Agreement and is subject to the terms and conditions thereof.

FOR VALUE RECEIVED, the Company promises to pay to the order of the Holder the principal amount first written above on August 11, 2027 (the “Maturity Date”) in full in cash or on such earlier date as this Note is required or permitted to be repaid as provided hereunder, in each case together with all accrued but unpaid interest thereon and all other Obligations (as defined below), and otherwise to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note and such other Obligations in accordance with the provisions hereof. Amounts repaid will not be advanced again.

This Note is subject to the following additional provisions:

Section 1. Definitions

For the purposes hereof, in addition to terms defined elsewhere in this Note or not defined in this Note but defined in the Purchase Agreement, the following terms shall have the following meanings:

“Adjusted Floor Price” means as determined on each six month anniversary of the Original Issue Date (each, a “Six Month Anniversary Date”) hereunder, the lower of (i) the Floor Price then in effect and (ii) 20% of the lower of (x) the closing price of the Common Stock on the Trading Market (as reported by the Trading Market) as of the Trading Day ended immediately prior to such applicable Six Month Anniversary Date and (y) the quotient of (I) the sum of each the closing price of the Common Stock on the Trading Market (as reported by the Trading Market) on each Trading Day of the five (5) Trading Day period ended on, and including, the Trading Day ended immediately prior to such applicable Six Month Anniversary Date, divided by (II) five (5). All such determinations to be appropriately adjusted for any share split, share dividend, share combination or other similar transaction during any such measuring period.

“Alternate Consideration” has the meaning specified in Section 5(e).

“Amortization Payment” has the meaning specified in Section 2(a).

“Amortization Payment Date” has the meaning specified in Section 2(a).

“Amortization Price” means, as of any date, the lower of (i) the Conversion Price on such date and (ii) 95% of the lowest VWAP in the ten (10) Trading Days prior to such date.

“Attribution Parties” has the meaning specified in Section 4(d).

“Base Share Price” has the meaning specified in Section 5(c).

“Beneficial Ownership Limitation” has the meaning specified in Section 4(d).

“Buy-In” has the meaning specified in Section 4(c)(viii).

“Capital Lease” means, as applied to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by that Person as lessee that, in conformity with U.S. generally accepted accounting principles (GAAP) consistently applied, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any share, participation or other equivalent (however designated) of the capital stock of a corporation, any equivalent ownership interest in any other Person, including partnership interests and membership interests, and any warrant, right or option to purchase or other arrangement (including through a conversion or exchange of any other property) to acquire or subscribe for any item otherwise satisfying the definition of “Capital Stock,” whether or not presently convertible, exchangeable or exercisable.

“Cash Payment Fee” has the meaning specified in Section 2(g).

“Change of Control” means the occurrence of any of the following: (a) any Person or group of Persons (within the meaning of the Exchange Act) shall have acquired legal or beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of (i) 50% prior to any initial public offering of the Common Stock and (ii) 20% thereafter or more of the issued and outstanding Voting Stock of any Company Party (whether on an as converted, fully diluted basis or without taking into account any potential conversion or dilution of Stock Equivalents), other than by acquiring such Common Stock directly in an offering made to the general public, (b) during any period of twelve consecutive calendar months, individuals who, at the beginning of such period, constituted the board of directors of the Company (together with any new directors whose election by the board of directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office or (c) the Company shall cease to own and control all of the economic and voting rights associated with all of the outstanding Stock of the other Company Parties.

“Closing Bid Price”, “Closing Ask Price” and “Closing Sale Price” means, for any Security as of any date:

(i) the last closing bid price, the last closing ask price and last closing trade price, respectively, for such Security on the Principal Trading Market for such Security, as reported by Bloomberg; or

(ii) if such Principal Trading Market begins to operate on an extended hours basis and does not designate the closing bid price, the closing ask price or the closing trade price (as the case may be), then the last bid price, the last ask price or last trade price, respectively, of such Security prior to 4:00:00 p.m., New York time, as reported by Bloomberg; or

(iii) if such Security no longer trades on its Principal Trading Market, then the last closing bid price, last closing ask price or last trade price, respectively, of such Security on the principal Trading Market where such Security is listed or traded as reported by Bloomberg; or

(iv) if such Security no longer trades on a Trading Market, the last closing bid price, the last closing ask price or last trade price, respectively, of such Security in the over-the-counter market on the electronic bulletin board for such Security as reported by Bloomberg; or

(v) if no closing bid price, last closing ask price or last trade price, respectively, is reported for such Security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such Security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC); or

(vi) if the “Closing Bid Price”, “Closing Ask Price” or the “Closing Sale Price” cannot be calculated for a Security on a particular date based on the foregoing, the “Closing Bid Price”, “Closing Ask Price” and the “Closing Sale Price” of such Security on such date shall be the fair market value as mutually determined by the Company and the Holder; or

(vii) if the Company and the Holder are unable to agree upon the fair market value of such Security, then such dispute shall be resolved, and such fair market value (and therefore the “Closing Bid Price”, the “Closing Ask Price” and “Closing Sale Price”) shall be determined, in accordance with the procedures set forth in Section 8(d).

All such determinations shall be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such period.

“Common Stock” means the common stock of the Company, par value $0.0001 per share, and any other Capital Stock into which such shares of common stock may hereafter be changed or any share capital resulting from a reclassification of such common stock.

“Conversion” has the meaning specified in Section 4.

“Conversion Date” has the meaning specified in Section 4(a).

“Conversion Price” has the meaning specified in Section 4(b).

“Conversion Schedule” means the Conversion Schedule in the form of Schedule 1.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Note in accordance with the terms hereof, including shares of Common Stock issued upon conversion, redemption, or amortization of this Note, and shares of Common Stock issued and issuable in lieu of the cash payment of interest on this Note in accordance with the terms of this Note.

“Customary Permitted Liens” means all of the following, for any Person:

(i) Liens securing the payment of taxes, assessments or other charges or levies imposed by any Governmental Authority which are either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and with respect to which adequate reserves have been set aside on such Person’s books;

(ii) non-consensual statutory Liens (other than Liens securing the payment of taxes) arising in the ordinary course of business to the extent (A) such Liens secure Indebtedness that is not overdue for a period of more than 30 days or (B) such Liens secure Indebtedness relating to claims or liabilities that are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on such Person’s books;

(iii) zoning, building and land use restrictions, easements, servitudes, encumbrances, licenses, covenants and other restrictions affecting the use of real property or minor defects or irregularities in title thereto that do not interfere in any material respect with the use of such real property or the ordinary conduct of the business of the Company and its Subsidiaries as presently conducted thereon or materially impair the value of the real property that may be subject thereto;

(iv) pledges and deposits of cash in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with current practices as in effect on the date hereof;

(v) undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Regulation or of which written notice has not been duly given in accordance with applicable Regulation or which although filed or registered, relate to obligations not due or delinquent, including without limitation statutory Liens incurred, or pledges or deposits made, under worker’s compensation, employment insurance and other social security legislation;

(vi) Liens or deposits to secure the performance of bids, tenders, expropriation proceedings, trade contracts, leases, statutory obligations, surety and performance bonds and other obligations of a like nature (other than for borrowed money), and deposits to secure equipment contracts, in each case incurred in the ordinary course of business;

(vii) appeal bonds;

(viii) landlord Liens for rent not yet due and payable;

(ix) Liens arising from operating leases and the precautionary UCC financing statement filings in respect thereof;

(x) judgments and other similar Liens arising in connection with court proceedings that do not constitute a Default or Event of Default; provided, that, (A) such Liens are being contested in good faith and by appropriate proceedings diligently pursued, (B) adequate reserves or other appropriate provision, if any, as are required by U.S. generally accepted accounting principles, consistently applied, have been made therefor and (C) a stay of enforcement of any such Liens is in effect; and

(xi) customary rights of set-off or combination of accounts in favor of a financial institution with respect to deposits maintained by such Person.

“Default” means any event which, with the passing of time or the giving of notice or both, would become an Event of Default.

“Default Rate” means eighteen percent (18%) per annum.

“Derivative” means (a) any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, (b) any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, (c) any futures or forward contract, spot transaction, commodity swap, purchase or option agreement, other commodity price hedging arrangement, cap, floor or collar transaction, any credit default or total return swap, and (d) any other derivative instrument, any other similar speculative transaction and any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying variable, including interest rates, currency values, insurance, catastrophic losses, climatic or geological conditions or the price or value of any other derivative instrument. For the purposes of this definition, “derivative instrument” means “any derivative instrument” as defined in Statement of Financial Accounting Standards No. 133 (Accounting for Derivative Instruments and Hedging Activities) of the United States Financial Accounting Standards Board, and any defined with a term similar effect in any successor statement or any supplement to, or replacement of, any such statement.

“Dilutive Issuance” has the meaning specified in Section 5(c).

“Dilutive Issuance Notice” has the meaning specified in Section 5(c).

“Dispute Submission Deadline” has the meaning specified in Section 8(d)(ii).

“DTC” means the Depository Trust Company.

“DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer Program.

“DWAC Eligible” means that (a) the Common Stock is eligible at DTC for full services pursuant to DTC’s Operational Arrangements, including transfer through DTC’s DWAC system, (b) the Company has been approved (without revocation) by the DTC’s underwriting department, (c) the Transfer Agent is approved as an agent in the DTC/FAST Program, (d) the Conversion Shares are otherwise eligible for delivery via DWAC, and (e) the Transfer Agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.

“Equity Payment Conditions” means, as of any date, (a) no Default or Event of Default is continuing, (b) the Common Stock is trading on its Principal Trading Market and all of the Conversion Shares are listed or quoted for trading in such Principal Trading Market and comply with all of the conditions for such listing or quotations (and the Company reasonably believes that trading of the Common Stock on such Principal Trading Market will continue uninterrupted, and shall continue to comply with the conditions for listing or quotation for trading in such Principal Trading Market, for the 180 days following such date), (c) the Company has timely filed (or obtained extensions in respect thereof and filed within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act and the Company has met the current public information requirements of Rule 144(c) under the Securities Act as of the end of the period in question, (d) the average daily dollar trading volume of the Common Stock for the twenty (20) full Trading Days preceding such date exceeds at least 12.5% of the aggregate “Initial Principal Amounts” of all of the Purchase Agreement Notes, (e) the Company shares of common stock are DWAC Eligible and not subject to a “DTC chill,” and (f)  the Common Stock does not constitute “penny stock” under and as defined in the Exchange Act and the corresponding Regulation, and (g) all Conversion Shares are freely tradeable and registered under the Securities Act for unrestricted resale.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Cap” has the meaning specified in Section 4(e).

“Exchange Cap Allocation” has the meaning specified in Section 4(e).

“Exchange Cap Shares” has the meaning specified in Section 4(e).

“Event of Default” has the meaning specified in Section 7(a).

“Floor Price” means $1.07, (as adjusted for share splits, share dividends, share combinations, recapitalizations and similar events) provided that if on the six month anniversary of the Original Issue Date (each, an “Adjustment Date”), the Floor Price then in effect is higher than the Adjusted Floor Price with respect to the Adjustment Date, on the Adjustment Date the Floor Price shall be automatically lowered to such applicable Adjusted Floor Price..

“Fundamental Transaction” means any of the following transactions, whether effected directly or indirectly or through on or a series of related transactions: (i) any merger or consolidation of the Company, (ii) any merger or consolidation of any other Company Party with or into another Person that is not a Company Party; (iii) any Sale or license of any right, title or interest in the assets of any Company Party, other than to a Company Party and other than transactions in the ordinary course of business and transactions that, individually or in the aggregate, affect less than 10% of the market value of the consolidated assets of the Company Parties, (iv) the completion of any purchase offer, tender offer or exchange offer (whether by the Company or another Person) pursuant to which holders of Common Stock Sell, tender or exchange their shares for other Securities, cash or property, and (v) any other corporate reorganization, Securities purchase or other business combination involving the Company or, if all surviving entities are not a Company Party, any other Company Party, including any spin-off or scheme of arrangement of any Company Party, any reorganization, recapitalization or reclassification of the Common Stock, any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other Securities, cash or other assets.

“Late Fee” has the meaning specified in Section 2(f).

“Mandatory Prepayment Amount” has the meaning specified in Section 2(b).

“Note Register” has the meaning specified in Section 3(c).

“Notice of Conversion” has the meaning specified in Section 4(a).

“Obligations” means all amounts, indebtedness, obligations, liabilities, covenants and duties of every type and description owing by any Company Party from time to time to the Holder, the Collateral Agent or any of their Purchaser Parties under this Note or any other Transaction Document, whether direct or indirect, joint or several, absolute or contingent, due or to become due, liquidated or unliquidated, secured or unsecured, now existing or hereafter arising and however acquired (regardless of whether acquired by assignment), whether or not evidenced by any note or other instrument or for the payment of money, including, without duplication, (i) the principal amount of the Note owing by the Company or any other Company Party (including any Mandatory Prepayment Amount and any Optional Prepayment Amount owing hereunder), (ii) all other amounts, fees (including all Late Fees and any Cash Payment Fees), interest (including interest accruing at the Default Rate), liquidated damages, commissions, charges, costs, expenses, attorneys’ fees and disbursements, indemnities (including Losses and other amounts for which any Company Party is required to indemnify the Collateral Agent, the Holder, or any of their Purchaser Parties under the Purchase Agreement), reimbursement of amounts paid and other sums chargeable to any Company Party under any Transaction Document or otherwise arising under any Transaction Document and (iii) all interest on any item otherwise qualifying as “Obligation” hereunder, whether or not accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or similar proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding.

“Optional Prepayment Amount” means, at any time with respect to any principal amount, the sum of (a) one hundred (100%) of such principal amount and all accrued interest hereon outstanding as of such time and (b) all other amounts, costs, fees (including Late Fees and Cash Payment Fees), expenses, indemnification and liquidated and other damages and other amounts due to the Holder, the Collateral Agent or any of their Purchaser Parties in respect of this Note or any other Transaction Document.

“Original Issue Date” means the date of the first issuance of this Note, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Note.

“Permitted Debt” means all of the following: (i) Indebtedness owing to any Secured Party under any Transaction Document; (ii) unsecured intercompany Indebtedness between the Company and its Subsidiaries in the ordinary course of business; (iii) unsecured Indebtedness of the Company or any of its Subsidiaries to trade creditors (including overdue amounts on invoices) incurred on customary terms in the ordinary course of business; (iv) Indebtedness of the Company or any Subsidiary under Capital Leases for equipment or Indebtedness of the Company or any Subsidiary secured by a Purchase Money Lien, which Indebtedness shall not at any time exceed $50,000 in the aggregate for the Company and its Subsidiaries; (v) Indebtedness of the Company or any of its Subsidiaries under leases for facilities that are treated as Capital Leases under GAAP; and (vi) except for Indebtedness set forth in the Disclosure Schedule and existing on the Original Issue Date.

“Permitted Liens” means (i) the Liens of the Secured Parties as provided for in any Transaction Document; (ii) Customary Permitted Liens of the Company Parties; and (iii) Purchase Money Liens granted to or held by Purchase Money Lien lenders in connection with the purchase, leasing or acquisition of capital equipment in the ordinary course of business and without resulting in a contravention of any applicable provisions of this Note.

“Purchase Agreement Notes” means all “Notes” issued under, and as defined in, the Purchase Agreement.

“Purchase Money Lien” means any Lien securing Indebtedness (i) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment or (ii) existing on such equipment at the time of its acquisition, in each case provided, that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment.

“Required Dispute Documentation” has the meaning specified in Section 8(d)(ii).

“Secured Parties” means the Holder, the Collateral Agent and each other holder of Purchased Securities, each beneficiary of any indemnification or reimbursement obligation by any Company Party under the Purchase Agreement or any other Transaction Document.

“Share Delivery Date” has the meaning specified in Section 4(c)(ii).

“Subsequent Offering” has the meaning specified in Section 2(b).

“Successor Entity” has the meaning specified in Section 5(e).

“VWAP” means, for or as of any date for any Security, the following:

(i) the dollar volume-weighted average price for such Security on the Principal Trading Market for such Security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average); or,

(ii) if Bloomberg does not report such a price, the dollar volume-weighted average price of such Security in the over-the-counter market on the electronic bulletin board for such Security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg; or

(iii) if no dollar volume-weighted average price is reported for such Security by Bloomberg for such hours, the average of the highest Closing Bid Price and the lowest Closing Ask Price of any of the market makers for such Security on such date as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC); or

(iv) if the VWAP cannot be calculated for such Security on such date on any of the foregoing bases, the VWAP of such Security on such date shall be the fair market value as mutually determined by the Company and the Holder.

All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

Section 2. REPAYMENT

a) Amortization of Principal. Commencing on December 1, 2026 and continuing on the first day of each calendar month thereafter (each an “Amortization Payment Date”), the Company shall pay in full the portion of the principal amount of this Note set forth on Schedule 2 opposite such date (each, an “Amortization Payment”). Each Amortization Payment may, at the option of the Company but subject to the satisfaction of the Equity Payment Conditions on the date of such Amortization Payment (or due waiver by the Holder), be made instead of cash in Common Stock valued at the Amortization Price on the date of such payment. In addition, the Company shall pay in full on the Maturity Date all remaining Obligations then outstanding.

b) Mandatory Prepayments. On the next Business Day following the Company consummating any public or private offering or any other issuance of any Capital Stock (other than any issuance of Common Stock to the general public), Stock Equivalents or of any other Securities or Indebtedness (including entering into any Equity Line of Credit or issuing any Variable-Priced Equity-Linked Instrument) or any other debt or equity financing or capital-raising transaction of any kind (each a “Subsequent Offering”) on any date other than the Maturity Date, the Company shall, subject to the Holder’s conversion rights set forth herein, pay to the Holder in cash an amount equal 33% of the net proceeds of such Subsequent Offering, to repay the Obligations (a “Mandatory Prepayment Amount”). The Mandatory Prepayment Amount shall not be subject to the Cash Payment Fee. The Company shall provide notice to the Holder of the closing of such Subsequent Offering, including the expected net proceeds thereof, not later than the 10th day preceding the date of consummation of such Subsequent Offering, which notice shall be irrevocable and constitute an agreement to pay the Mandatory Prepayment Amount on the date of consummation of such Subsequent Offering. The Holder may continue to convert the principal amounts to be prepaid under this Note until the date of consummation of such Subsequent Offering; provided, that, if the Company does not provide such notice, in addition to all other remedies provided under the Transaction Documents for failure to comply with this Note, the Holder may convert the Note in the amount of such payment and, in its sole discretion, either return such payment or apply such payment to other outstanding Obligations, if any. In the event that the terms of the Subsequent Offering do not provide for the repayment in cash in full of all outstanding Obligations, the Holder may choose, in its sole discretion, to adjust the Conversion Price to match the price of the Common Stock issued or implied by such Subsequent Offering. This Section 2(b) is merely a requirement to redeem this Note and not an authorization to consummate any Subsequent Offering otherwise prohibited by the Transaction Documents.

c) Voluntary Prepayments. So long as no Default or Event of Default exists, at any time upon ten (10) Business Days’ prior written notice to the Holder (which notice shall be a Transaction Document and constitute an irrevocable agreement to pay such amount on the date set forth on such notice) stating the proposed date and proposed principal amount of such prepayment, but subject to the Holder’s conversion rights set forth herein, the Company may prepay any portion of the principal amount of this Note, any accrued and unpaid interest, and any other amounts due under this Note. If the Company exercises its right to prepay the Note, instead of such principal amount, the Company shall pay to the Holder in cash an amount equal to the full Optional Prepayment Amount for such principal amount prepaid. The Holder may continue to convert the principal amount of the Note to be prepaid after the date notice of the prepayment is given until the date it receives such Optional Prepayment Amount in full in cash.

d) Interest. The Company shall pay interest to the Holder on the aggregate then-outstanding principal amount of this Note (and the then-outstanding principal amount of any other Obligation owing that does not expressly provide for any other rate of interest), which shall accrue daily at the rate of seven percent (7%) per annum from the date this Note is issued (or in the case of any other Obligation, from the date such obligation becomes due and payable) through the date such principal amount or other Obligation is paid in full. Accrued and unpaid interest shall be due and payable on the first day of each calendar month, on each Conversion Date and on the Maturity Date, or as otherwise set forth herein. Any interest accrued and unpaid on any principal amount, shall be due and payable upon any repayment of such principal amount under this Note. Subject to satisfaction (or due waiver by the Holder) of the Equity Payment Conditions on the date of such payment, interest may be paid in Common Stock in the Company’s discretion at the Amortization Price. Upon an Event of Default, the interest rate set forth hereunder shall increase as provided in clause (e) below.

e) Default Rate. Immediately on and after the occurrence of any Event of Default, without need for notice or demand all of which are waived, interest on this Note shall, in whole, automatically and without the need for any notice, demand or any other action by the Collateral Agent or the Holder all of which are hereby waived, accrue and be owed daily at an increased interest rate equal to the lower of the Default Rate or the maximum rate permitted under applicable Regulations. If an Event of Default (after giving effect to notice periods and grace periods) occurs, the Default Rate shall become effective as of the date the Default that became such Event of Default first occurred, without consideration for any notice provision or grace period.

f) Late Fee. The Company shall pay a late fee (each a “Late Fee”) on any Obligation that is not paid when due (after taking into account applicable grace periods set forth in Section 7(a)(i) hereof), in an amount equal to ten percent (10%) of such payment, to the Person owed such Obligation. This Late Fee shall be due and payable immediately upon such failure. It is intended to cover the inconvenience and additional internal, administrative and other fees, costs and expenses involved in processing delinquent payments and is not to be construed to cover or be applied against any indemnity or any out-of-pocket fees, costs or expenses incurred in any action to collect any Obligation or to foreclose any Lien securing the same. This provision shall not affect or limit the Holder’s rights or remedies with respect to any Event of Default. This obligation to pay a Late Fee is a separate obligation and, once it has arisen hereunder, a failure to pay such Late Fee will not be cured implicitly by any waiver of any Event of Default or similar event that may have caused the payment that gave rise to such Late Fee.

g) Cash Payment Fee. The Company shall pay a cash payment fee (each a “Cash Payment Fee”) in an amount equal to five percent (5%) of the amount of any repayment of the principal amount of this Note that is made in cash at any time when (i) the Company shall not have received a notice from the Holder or the Collateral Agent that an Event of Default exists, or (ii) the Company shall have received such a notice and such Event of Default shall have been cured to the satisfaction of the Holder. This Cash Payment Fee shall be due and payable together with such repayment and is intended to cover any loss in revenues resulting from such repayment being made in cash instead of using Common Stock, as well as other internal costs and expenses and is not to be construed to cover or be applied against any indemnity or any out-of-pocket fees, costs or expenses incurred in any action to collect any Obligation or to foreclose any Lien securing the same. The Cash Payment Fee shall not be applicable to the payment of any Mandatory Prepayment Amount. This provision shall not affect or limit the Holder’s rights or remedies with respect to any Event of Default. This obligation to pay a Cash Payment Fee is a separate obligation hereunder and, once arisen, shall be owed regardless of whether such payment is later returned, reversed, forgiven, waived or voided.

h) Calculations and Payment Provisions. All payments made to the Holder, the Collateral Agent and their Purchaser Parties under any Transaction Document, except as otherwise expressly provided in any Transaction Document, shall be made in cash, which shall mean in immediately available dollars and without set off or counterclaim. Interest and fees owing to any of them shall be calculated on the basis of a 360-day year consisting of twelve thirty (30)-day periods, for the actual number of days occurring, in whole or in part, in the applicable period. The Holder (or, for payments owing to it, the Collateral Agent) shall have the option to refuse or accept, in their sole discretion, any payment to the Collateral Agent, the Holder or their Purchaser Parties attempted to be made without a required notice, without a required Optional Prepayment Amount or a required fee. The Holder (or, for payments owing to the Collateral Agent, the Collateral Agent) may, in its sole discretion, apply or recharacterize any payment made under any Transaction Document to the payment of any outstanding Obligation, regardless of the intended characterization thereof by any Company Party, including by recharacterizing a payment of principal made to a payment of an Optional Prepayment Amount, or a required fee, even if this characterization results in a smaller payment of principal. The Company hereby irrevocably waives the right to direct the application of any payment (or, after any Event of Default, any proceeds of Collateral) to any Obligation. Whenever any payment under any Transaction Document shall be stated to be due on a day other than a Business Day, such payment shall be due on the next succeeding Business Day, including for purposes of the calculation of interest and fees. Any payment of any Obligation received by the Holder, the Collateral Agent or any Purchaser Party after 3 p.m. on any day shall be deemed received on the next Business Day. Each determination by the Holder (or, for payments owing to it, the Collateral Agent) of an amount of interest or fee due hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 3. Registration of Transfers and Exchanges

a) Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

b) Investment Representations. This Note has been issued subject to certain investment representations of the original Holder and may be transferred or exchanged only in compliance with applicable federal and state securities Regulations.

c) Reliance on Note Register. The Company shall maintain in its records a list of the Holders and of registration and transfers of the Note (the “Note Register”). The initial Holder is listed herein. Any Holder may later notify in writing the Company of an assignment or transfer and the Company shall notify such transfer in the Note Register. Failure by the Company to duly notify such transfer in the Note Register shall not affect the validity of such assignment or transfer. Nevertheless, if the Company has not received notice of any transfer of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue. Upon request by the Holder, the Company shall immediately execute and deliver to such Holder replacement Note or Notes, which may involve executing multiple Notes with split amounts to reflect partial assignments. Promptly upon receipt of such replacement Note or Notes, such Holder shall deliver the original Note back to the Company or, if the original Note is lost or stolen, provide an affidavit to the Company to that effect.

Section 4. Conversion

a) Voluntary Conversion. At any time after the Original Issue Date, all Obligations with respect to this Note shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, in its sole discretion, at any time and from time to time (subject to the conversion limitations set forth in Section 4(d)). The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the amount of such Obligations to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire principal amount of this Note, plus all accrued and unpaid interest thereon, has been converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note by an amount equal to the applicable conversion. The Holder and the Company shall maintain a Conversion Schedule, containing at a minimum the information shown on Schedule 1, and showing historically, among other things, the principal amounts converted and the date of such conversions. The Company may deliver an objection to any Notice of Conversion within one (1) Business Day of delivery of such Notice of Conversion. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error.

b) Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $1.07; provided, that in no event shall the Conversion Price be less than the Floor Price. The Conversion Price, will be proportionately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that decreases or increases the number of shares of Common Stock issued to ensure that, in the case of the Conversion Price, the percentage of shares of Common Stock held by the Holder upon full conversion at the Conversion Price and, in each case, that the percentage of the value of the Company allocated to such Common Stock, both remain unchanged by any such transaction. Upon such adjustment, the Conversion Price shall be rounded down to the nearest $0.01.

c) Mechanics of Conversion.

i. Conversion Shares Issuable Upon Conversion of Principal Amount. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount and interest of this Note to be converted by (y) the Conversion Price.

ii. Delivery of Certificate Upon Conversion. Not later than one (1) Trading Day after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder a certificate or certificates representing the Conversion Shares which, on or after the date on which such Conversion Shares are eligible to be sold under Rule 144 without the need for current public information and the Company has received an opinion of counsel to such effect, which such opinion must be acceptable to the Holder in its sole and absolute discretion (which opinion the Company shall be responsible for obtaining at its sole cost and expense) shall be free of restrictive legends and trading restrictions, representing the number of Conversion Shares being acquired upon the conversion of this Note. Each certificate required to be delivered by the Company under this Section 4(c) shall be delivered electronically through the Depository Trust Company or another established clearing corporation performing similar functions. If the Conversion Date is prior to the date on which such Conversion Shares are eligible to be sold under Rule 144 without the need for current public information, or there is no registration statement in effect covering the Conversion Shares, the Conversion Shares shall bear a restrictive legend in the following form, as appropriate:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES REGULATIONS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

Notwithstanding the foregoing, commencing on such date that the Conversion Shares are eligible for sale under Rule 144 subject to current public information requirements, the Company, upon written request and at the sole cost and expense of the Company, shall obtain a legal opinion that is acceptable to the Holder in its sole and absolute discretion, to allow for such sales under Rule 144.

iii. Reservation of Conversion Shares. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock a number of shares of Common Stock at least equal the Reserve Amount for the sole purpose of issuance upon conversion of this Note and payment of interest on this Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Purchase Agreement Notes). The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable. The Company shall calculate and readjust the Reserve Amount on the first Business Day of each month so long as any Purchased Security remains outstanding.

iv. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

v. Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided, that, the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Note so converted and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion

vi. Failure to Deliver Certificates. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Note delivered to the Company and the Holder shall promptly return to the Company the Common Stock certificates issued to the Holder pursuant to the rescinded Notice of Conversion.

vii. Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, the existence of any Default or Event of Default, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of Regulations by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. In the event the Holder of this Note shall elect to convert any or all of the outstanding principal or interest amount hereof, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of Regulation, Contractual Obligation or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought. If the injunction is not granted, the Company shall promptly comply with all conversion obligations herein. If the injunction is obtained, the Company must post a surety bond for the benefit of the Holder in the amount of one hundred fifty percent (150%) of the outstanding principal amount of this Note, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment. In the absence of seeking such injunction, the Company shall issue Conversion Shares (or, where applicable and required hereunder, cash), upon a properly noticed conversion. If the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 4(c)(ii) by the Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, $1,000 per Trading Day for each Trading Day after such Share Delivery Date until such certificates are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 7 for the Company’s failure to deliver Conversion Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable Regulation.

viii. Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such certificate or certificates by the Share Delivery Date pursuant to Section 4(c)(ii), and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, in its sole discretion, either reissue (if surrendered) this Note in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 4(c)(ii). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Note with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

ix. No Limitation on Damages. More generally, nothing in this Section 4, including the availability of the option to convert the Note, shall limit the Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 7 and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including a decree of specific performance and/or injunctive relief. The exercise of any rights under this Section 4 shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable Regulation.

d) Holder’s Conversion Limitations. The Company shall not effect any conversion of principal or interest of this Note, and the Holder shall not have the right to convert any principal or interest of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates, the “Attribution Parties”) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Attribution Parties shall include the number of Conversion Shares issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock issuable upon (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Holder or any of its Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other Securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including any other Notes) beneficially owned by the Holder or any of its Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 4(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(d) applies, the determination of whether this Note is convertible (in relation to other Securities owned by the Holder together with any Attribution Parties) and of which principal amount of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other Securities owned by the Holder together with any Attribution Parties) and which principal amount of this Note is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of Securities of the Company, including this Note, by the Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of all Conversion Shares to be held by the Holder. The Holder, upon not less than sixty-one (61) days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4(d); provided, that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder. Any such increase or decrease will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 4(d) shall apply to a successor Holder of this Note.

e) Exchange Cap. The Company shall not issue any shares of Common Stock upon conversion of this Note or otherwise pursuant to the terms of this Note if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion of this Note or otherwise pursuant to the terms of this Note without breaching the Company’s obligations under the rules or regulations of the Principal Trading Market for the Common Stock (the number of shares which may be issued without violating such rules and regulations, the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (i) obtains the approval of its stockholders as required by the applicable rules of such Principal Trading Market for issuances of shares of Common Stock in excess of such amount or (ii) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be in form and substance reasonably satisfactory to the Holder. Until such approval or such written opinion is obtained, the Holder shall not be issued in the aggregate, upon conversion of this Note or otherwise pursuant to the terms of this Note, shares of Common Stock in an amount greater than the product of (A) the Exchange Cap as of the proposed date of issuance for such shares multiplied by (B) the quotient of (1) the aggregate original Principal Amount of this Note when issued to the applicable Purchaser pursuant to the Purchase Agreement divided by (2) the aggregate original Principal Amount of all Purchase Agreement Notes when issued (the “Exchange Cap Allocation”). In the event that the Holder sells or otherwise transfer any portion of this Note, the transferee shall be allocated a pro rata portion of the Holder’s Exchange Cap Allocation with respect to such portion of this Note so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation so allocated to such transferee. Upon conversion in full of any holder of any Purchase Agreement Note, the difference (if any) between such holder’s “exchange cap allocation” (under and as defined in such Purchase Agreement Note) and the number of shares of Common Stock actually issued to such holder upon such holder’s conversion in full of any Purchase Agreement Note shall be allocated to the respective Exchange Cap Allocations of the remaining holders of such Purchase Agreement Notes (including the Holder) on a pro rata basis in proportion to the shares of Common Stock underlying such Purchase Agreement Notes then held by each such holder. In the event that the Company is prohibited from issuing any shares of Common Stock pursuant to this Section 4(e)(the “Exchange Cap Shares”) to the Holder, the Company shall pay cash to the Holder in exchange for the redemption of such portions of this Note that are not convertible into such Exchange Cap Shares at a price equal to the sum of (A) the product of (1) such number of Exchange Cap Shares and (2) the Closing Sale Price on the Trading Day immediately preceding the date the Holder delivers the applicable Notice of Conversion with respect to such Exchange Cap Shares to the Company, and (B) to the extent the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Exchange Cap Shares, brokerage commissions, if any, of the Holder incurred in connection therewith.

Section 5. Certain Adjustments

a) Stock Dividends and Stock Splits. If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a Restricted Payment payable in shares of Common Stock on shares of Common Stock or any Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of interest on, this Note), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 5(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any options to purchase Common Stock, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Stock Equivalents into Common Stock, or the rate at which any Stock Equivalents are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time (other than any change to the Conversion Price in this Note or any changes to the exercise price in the Warrants), the Conversion Price in effect at the time of such increase or decrease shall be adjusted to account proportionately, for such increase or decrease. For purposes of this Section 5(b), if the terms of any option or Stock Equivalents are increased or decreased in the manner described in the immediately preceding sentence, then such option or Stock Equivalents and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 5(b) shall be made to the Conversion Price if such adjustment would result in an increase to the Conversion Price.

c) Subsequent Equity Sales. If any Company Party or any Subsidiary thereof, at any time while any Obligation is outstanding or the Holder has not yet received any Conversion Shares in connection with a conversion, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of Common Stock or Stock Equivalents convertible or exchangeable into Common Stock, in each case other than as an Exempt Issuance, at an effective price per share that, after giving effect to any other adjustment provided in this Note, is less than the Conversion Price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) then, simultaneously with the consummation of each Dilutive Issuance the Conversion Price shall be reduced and only reduced to equal the Base Share Price. For the avoidance of doubt, it is understood and agreed that if a holder of the shares of Common Stock or Stock Equivalents so issued shall, at any time after the issuance, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance at such effective price. Such adjustment shall be made whenever such shares of Common Stock or Stock Equivalents are issued. No later than 8:00 am on the Trading Day following the issuance or deemed issuance of any shares of Common Stock or Stock Equivalents subject to this Section 5(c), the Company shall (i) notify the Holder, in writing, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”) and (ii) publicly disclose the transaction resulting in such issuance or deemed issuance in a filing with the SEC. For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 5(c), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Conversion.

d) Pro Rata Distributions. While this Note is outstanding, the Company shall not declare or make any Restricted Payment (or rights to receive Restricted Payments). In the event that the Note is repaid at the time of such Restricted Payment, the Holder shall not be entitled to participate in such Restricted Payment. If the Holder and the Company mutually agree, and the Note is not repaid at the time of such Restricted Payment, then the Holder shall be entitled to participate in such Restricted Payment to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Note (without regard to any limitations on exercise hereof, including the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Restricted Payment, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Restricted Payment (provided, that to the extent that the Holder's right to participate in any such Restricted Payment would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Restricted Payment to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Restricted Payment to such extent) and the portion of such Restricted Payment shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

e) Effect of Fundamental Transactions. Upon the occurrence of any Fundamental Transaction, the Holder, upon any subsequent conversion of this Note, shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 4(c) on the conversion of this Note), any consideration receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Note is convertible (or holder of any equity Securities of any Company Party) immediately prior to such Fundamental Transaction (without regard to any limitation in Section 4(c) on the conversion of this Note) (the “Alternate Consideration”), including shares of Common Stock of any successor or acquiring corporation or of the Company, in the case of a merger where it is the surviving entity. To the extent such Alternate Consideration includes Securities, the Holder shall have the option to either treat the Note as converted on the date of consummation of such Fundamental Transaction and obtain such Securities outright or adjust the Conversion Shares to include such additional Securities. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company Parties shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. In a Fundamental Transaction where holders of Common Stock (or, as the case may be, Securities of any Company Party) are given any choice as to the Alternate Consideration to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. The Company shall cause any acquiring, successor, surviving or replacement entities in any Fundamental Transaction (the “Successor Entity”) to become a Company Party effective immediately upon the consummation of such Fundamental Transaction and shall become a party to all Transaction Documents in the same capacity and to the same extent as the Company Party involved in such Fundamental Transaction and, if such Fundamental Transaction involves the Company, from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall, without any further action, refer instead to the Successor Entity or to both Companies, as appropriate. In the case of a Fundamental Transaction resulting in the Company no longer being in existence, the Successor Entity shall succeed to all obligations of the Company and may exercise every right and power of the Company and shall assume all of the Obligations of the Company with the same effect as if such Successor Entity had been named as the Company herein. The parties hereto shall amend all Transaction Documents (or execute new Transaction Documents, including replacement Notes and an assumption of the Company’s Obligations) to reflect such change; provided that the failure to amend or execute any such Transaction Document shall not render this clause (e) ineffective. For the avoidance of doubt, this clause (e) is not intended to permit any Fundamental Transaction. The Company shall ensure that the Holder approves all drafts of such amendments and new Transaction Documents prior to the consummation of, and as a condition to the consummation of, such Fundamental Transaction. Without limitation, if the Fundamental Transaction involves the Company, the definition of Conversion Shares and Conversion Price hereunder shall be adjusted to include Securities of the Successor Entity and to ensure the new Notes of the Holder convert into Securities so as to protect the economic value of this Note, taking into account the relative values of the existing and replacement Conversion Shares, and give the Holder upon conversion of this Note the Conversion Shares equivalent to the Conversion Shares it would have received upon conversion of this Note prior to such Fundamental Transaction at an equivalent Conversion Price.

f) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

g) Notices to the Holder.

i. Adjustments to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall not later than 8:00 am on the Trading Day following such adjustment (i) deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of all of the facts requiring such adjustment and the calculation thereof, and (ii) publicly disclose the transaction resulting in such adjustment in a filing with the SEC. Notwithstanding anything in this Section 5 to the contrary, no adjustment pursuant to this Section 5 shall increase the Conversion Price other than proportional increases upon the occurrence of a reverse stock split in accordance with Section 5(a). For the avoidance of doubt, the Holder will be entitled to each such adjustment on the terms set forth in this Agreement whether or not the Company provides such notice, and the calculation set forth in such notice shall not be binding on the Holder.

ii. Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution or other Restricted Payment in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of Capital Stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other Securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Note Register, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distribution, Restricted Payment, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for Securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert this Note during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 6. NEGATIVE COVENANTS

a) As long as the outstanding principal amount of the Notes exceeds $200,000.00, no Company Party shall, and no Company Party shall permit any of its Subsidiaries to, directly or indirectly, do, or enter into any agreement to do, any of the following (except for Sections 6(a)(viii) and (ix) which shall be binding on each Company Party and all its Subsidiaries so long as any portion of this Note or any other Obligations is not paid in full):

i. create, incur, assume, enter into or suffer to exist, any Indebtedness (other than Permitted Debt) or any Guaranty Obligations with respect thereto, or repay the principal amount of, redeem, purchase or otherwise acquire or offer to repay the principal amount of, redeem, repurchase or otherwise acquire, any Indebtedness (other than Permitted Debt) or any Guaranty Obligation with respect thereto, whether or not existing on the Original Issue Date (other than the Purchase Agreement Notes on a pro rata basis based on the principal amounts outstanding);

ii. create, incur, assume, permit or suffer to exist any Lien of any kind, on or with respect to any of its assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, other than the Liens securing the Obligations created pursuant to the Transactions Documents and Permitted Liens;

iii. Sell any of its assets other than disposition of assets in the ordinary course of business;

iv. make, approve, or offer to make any Restricted Payment with respect to any shares of Capital Stock (other than the issuance and distribution of the Transaction Securities, and then only as otherwise required under the Transaction Documents);

v. issue any Capital Stock to any Related Party that is not a Company Party or a Subsidiary of any Company Party, except for Exempt Issuances;

vi. consummate a Fundamental Transaction, amend its charter documents in any manner that materially and adversely affects any rights of the Holder or change the nature of its business from the business conducted by it on the date hereof (and, after the consummation of the Business Combination, the business conducted by any party to the Business Combination on the date hereof);

vii. enter into any other transaction with, or make any other payment to, any Related Party of the Company that is not a Company Party or Subsidiary of any Company Party, including (A)  investments by any Company Party or any Subsidiary thereof in such other Related Party, whether in Capital Stock, Stock Equivalents, other Securities, Indebtedness owing by such Related Party or otherwise, or Indebtedness owing to any such other Related Party and (B) transfers, sales, leases, assignments or other acquisitions or dispositions of any asset), except for (x) payments with respect to Permitted Debt permitted pursuant to Section 6a)(i) above, (y) transactions in the ordinary course of business on a basis no less favorable to the Company Parties and their Subsidiaries as would be obtained in a comparable arm’s length transaction with a Person not a Related Party and that are expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval) and (z) salaries and other director or employee or other staff or agent compensation, including expense reimbursements and employee benefits, of the Company Parties and their Subsidiaries that, in the case of officers, directors and employees, staff and agents that are also Related Parties even if their employee, staff or agent relationship is not taken into account, does not include any increase from the compensation in effect on, and disclosed to the Collateral Agent and the Holder on or before the date hereof;

viii. fail to use the proceeds of the Note as represented in Section 3.1(gg) of the Purchase Agreement (including by being engaged in operations involving the financing of any investments or activities in, or any payments to, any Sanctioned Person) or conduct its business in a manner that causes it to become an “investment company” subject to registration under the Investment Company Act of 1940, as amended, or a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended) or fail to provide a certification to the Holder with respect to any of the foregoing items in this clause (viii) upon the Holder’s request; or

ix. directly or indirectly (including through agents, contractors, trustees, representatives or advisors) (a) be in violation of any Sanctions Law or engage in, or conspire or attempt to engage in, any transaction evading or avoiding any prohibition in any Sanctions Law, (b) be a Sanctioned Person or derive revenues from investments in, or transactions with Sanctioned Persons, (c) have any assets located in Sanctioned Jurisdictions, (d) deal in, or otherwise engage in any transactions relating to, any property or interest in property blocked pursuant to any Regulation administered or enforced by OFAC or (e) fail to comply with any material Regulations or Contractual Obligations applicable to it or fail to obtain or comply with any material Permits.

Section 7. Events of Default

a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by Regulation or pursuant to any judgment, decree or order of any court, or any order, rule or Regulation of any Governmental Authority):

i. any default in the payment of (A) the principal amount of this Note when due or (B) any interest, fees, liquidated damages or any other Obligation owing to the Holder, the Collateral Agent or any of their Purchaser Parties under any Transaction Document, within (5) Business Days after such principal, interest, fee, liquidated damage or other Obligation shall become due and payable, whether on the Maturity Date or otherwise;

ii. any Company Party shall fail for any reason to comply with Section 2.3(a) (Deliveries to Initial Purchasers), Section 2.4 (Post-Closing Deliveries) or Section 4.11 (Trading Activities of Purchasers) of the Purchase Agreement or Section 2(b), Section 2(f), Section 4(c) (including Section 4(c)(iii)), Section 6, Section 8(k) and Section 8(l) of this Note or any other Section of this Note or any Transaction Document that provides for an action after a notice period or that provides a specific period of time for the Company Parties to comply with;

iii. any representation or warranty made by any Company Party in this Note, any other Transaction Document, any other Contractual Obligation with, or any other report, financial statement, document, written statement or certificate made or delivered to, the Holder or any other Holder Party shall be untrue or incorrect in any material respect as of the date when made or deemed made;

iv. any Company Party shall provide at any time notice to the Holder, including by way of public announcement, of such Company Party’s intention to not honor any provision of this Note or any other Transaction Document (including requests for conversions of this Note in accordance with the terms hereof);

v. any Company Party shall fail to observe or perform any other covenant, provision, or agreement contained in this Note or any other Transaction Document which failure is not cured, if possible to cure, within the earlier to occur of (A) five (5) Trading Days after notice of such failure sent by the Holder or by any other Holder Party to the Company and (B) ten (10) Trading Days after any Company Party has become or should have become aware of such failure;

vi. a breach, default or event of default (without regard for any cure period therefor provided therein) shall have occurred under any Indebtedness of any Company Party (A) having (individually or in the aggregate for all such Indebtedness) an aggregate maximum principal amount or commitment greater than Two Hundred Thousand Dollars ($200,000), or (B) any such Indebtedness shall become or be declared due and payable prior to the date on which it would otherwise become due and payable;

vii. a breach, default or event of default (without regard to any grace or cure period provided in the applicable agreement, document or instrument or any subsequent waiver or other modification thereto) shall have occurred under any other Contractual Obligation to which any Company Party is obligated that, if determined to be adverse to any Company Party, could reasonably be expected to result in any injunction affecting any Company Party or any Loss to the Company Parties in excess of Two Hundred Thousand Dollars ($200,000);

viii. any monetary judgment, writ or similar final process shall be entered or filed against any Company Party, any Subsidiary of any Company Party or any of their assets for an injunction or for monetary damages of more than Two Hundred Thousand Dollars ($200,000), and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of forty-five (45) calendar days;

ix. the occurrence of any levy upon or seizure or attachment of, or any uninsured loss of or damage to, any asset of any Company Party or any Subsidiary of any Company Party having an aggregate fair value or repair cost (as the case may be) in excess of Two Hundred Thousand Dollars ($200,000) individually or in the aggregate, and any such levy, seizure or attachment shall not be set aside, bonded or discharged within forty-five (45) after the date thereof;

x. (A) any Company Party or any Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) of any Company Party shall commence a case or other Proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, winding up, reorganization, arrangement, adjustment, protection, relief or composition of debts or liquidation or similar Regulation of any jurisdiction relating to the Company or any such Subsidiary or any Proceeding seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, liquidator or other similar official for it or for any of its assets, (B) any such case or other Proceeding shall be commenced against any Company Party or any such Subsidiary by any other Person and such case or other Proceeding is not dismissed within forty-five (45) days after commencement, (C) any Company Party or any such Subsidiary shall be adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or other Proceeding is entered, (D) any Company Party or any such Subsidiary shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts as they mature or shall make a general assignment for the benefit of creditors, (E) any Company Party or any such Subsidiary thereof shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (F) any Company Party or any such Subsidiary, by any act or failure to act, shall expressly indicate its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action (including convening a meeting of the board) to authorize or otherwise for the purpose of effecting any of the foregoing;

xi. the occurrence of any Change of Control;

xii. (A) the Common Stock shall become “penny stock” as defined in Regulations for purposes of 3(a)(51) of the Exchange Act, (B) there shall be no Trading Market for the Common Stock and the Common Stock shall not be eligible for listing or quotation for trading thereon and shall not be eligible to resume listing or quotation for trading thereon within five (5) Trading Days or (C) the transfer of shares of Common Stock through the Depository Trust Company System shall become no longer available or shall be “chilled”;

xiii. the Company shall not meet the current public information requirements under Rule 144, and such failure is not cured, if it is possible to cure it, within two (2) Trading Days after the expiration of the applicable grace period permitted under Rule 12b-25 of the Exchange Act; unless the Company files a Form 12b-25 for the relevant report required to meet the current public information requirements under Rule 144; or

xiv. the Company shall fail to deliver Common Stock by the Share Delivery Date upon conversion of any portion of this Note.

The clauses in the definition of “Event of Default” above operate independently, so that any action or event that falls within any such clause shall constitute an Event of Default regardless of, whether because of a grace period or threshold or otherwise, it falls outside the language of any other clause.

b) Remedies Upon Event of Default. If any Event of Default occurs, then the outstanding principal amount of this Note and all other Obligations shall become, at the Holder’s election in its sole discretion, in whole or in part (or, in the case of and Event of Default described in Section 7(a)(x)(A) through (C), in whole, automatically and without the need for any notice, demand or any other action by the Collateral Agent or the Holder all of which are hereby waived), immediately due and payable, in cash (while remaining subject to the Holder’s conversion option). In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind (other than the Holder’s election to declare such acceleration), and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable Regulations. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 7(b). No such rescission or annulment shall affect any subsequent Default or Event of Default or impair any right consequent thereon.

Section 8. Miscellaneous

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including any Notice of Conversion, shall be in writing and delivered as set forth in Section 6.4 (Notices) of the Purchase Agreement. All notices and other communications delivered hereunder shall be effective as provided in the Purchase Agreement.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note, without set off or counterclaim, at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company. This Note ranks pari passu with all other Purchase Agreement Notes now or hereafter issued under the terms set forth in the Transaction Documents and is at least pari passu with all Indebtedness and other obligations of the Company, and is not subordinated to any such Indebtedness or other obligation.

c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

d) Dispute Resolution.

i. In the case of a dispute relating to, or, when an agreement between the Company and the Holder is required hereunder, an inability to agree on, a Conversion Price, a Closing Bid Price, a Closing Sale Price, a VWAP or a fair market value (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the Holder (as the case may be) shall submit the dispute to the other party via facsimile or electronic transmission (A) if by the Company, within two (2) Trading Days after the occurrence of the circumstances giving rise to such dispute or (B) if by the Holder at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to promptly resolve such dispute, at any time after the second (2nd) Trading Day following such initial notice, then the Holder may, at its sole option, select an independent, reputable investment bank to resolve such dispute.

ii. The Holder and the Company shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with clause d) and (B) written documentation (together with such copy of such submission, the “Required Dispute Documentation”) supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Trading Day immediately following the date on which the Holder selected such investment bank (the “Dispute Submission Deadline”) .. If either party fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then such party shall no longer be entitled to (and hereby waives its right to) deliver or submit any document or other supporting evidence to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline. Unless otherwise agreed to in writing by both the Company and the Holder or otherwise requested by such investment bank, neither the Company nor the Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute other than the Required Dispute Documentation.

iii. The Company and the Holder shall ensure that such investment bank determines the resolution of such dispute and notify the Company and the Holder of such resolution no later than ten (10) Trading Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne solely by the Company, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

e) Governing Law; Courts. As provided in Section 6.6 (Governing Law; Courts) of the Purchase Agreement, this Note, and all claims, disputes, Proceedings (other than as set forth in clause (d) above) and matters related hereto or arising hereunder or arising from or relating to the relationship among any of the parties hereto, are governed by, and shall be construed, interpreted and enforced exclusively in accordance with, the laws of the State of Delaware (without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware). Any such Proceeding shall be brought exclusively in the Delaware state courts sitting in Wilmington, DE or the federal courts of the United States of America for the District of Delaware sitting in Wilmington, DE; provided, that the Collateral Agent, the Holder and the other Purchaser Parties may bring Proceedings in other jurisdictions to enforce this Note. The parties hereto have accepted such jurisdiction and waived venue and other objections and have agreed to the means for service of process in such Section 6.6.

f) Characterizations. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

g) Payments on Next Business Day. Whenever any payment Obligation shall be due on a day other than a Business Day, such payment shall be due instead on the next succeeding Business Day.

h) Payment of Collection, Enforcement and Other Costs. In addition to, and not in substitution for and not to limit (but without duplication), any other right to reimbursement under this Note or any other Transaction Document, (i) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any Proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (ii) there occurs any bankruptcy, reorganization, receivership of the Company or other Proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay all out-of-pocket costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other Proceeding, including, but not limited to, attorneys' fees and disbursements.

i) Security Interest. The Obligations of the Company Parties under this Note and the other Transaction Documents are secured by the Security Agreement and the Intellectual Property Security Agreement, as well as other Transaction Documents.

j) Use of Proceeds. All proceeds of the purchase of this Note and the other Purchased Securities shall be used as provided in the Purchase Agreement.

k) Non-Public Information. Except with respect to the Transaction Documents and the transactions contemplated thereunder, which shall be disclosed as provided in the Purchase Agreement, each Company Party covenants and agrees that neither it, nor any other Person acting on its behalf has provided nor will provide the Holder or its agents or counsel with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto the Holder shall have consented to the receipt of such information and agreed with the Company to keep such information confidential. Any non-disclosure agreement entered into with the Holder and any Company Party are terminated as provided in Section 4.9 (Securities Laws Disclosures) of the Purchase Agreement. The Holder does not have any duty of confidentiality (or a duty not to trade on the basis of material non-public information) to any Company Party or any of their Affiliates, or any of their respective officers, directors, agents, members, stockholders, managers, employees and is governed only by application Regulations. Each Company Party understands and confirms that the Holder shall be relying on all of the foregoing covenants in trading Securities of the Company.

l) Public Disclosures. The Company Parties and the Holder shall consult with each other in issuing any other public disclosure with respect to the transactions contemplated hereby, and no Company Party or the Holder shall issue any such public disclosure nor otherwise make any such public statement without the prior consent of the Company and the Holder, each of which consent shall not unreasonably be withheld or delayed, except if such disclosure is reasonably viewed as required by any Regulation, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, no Company Party shall, and each Company Party shall ensure that their Subsidiaries do not, publicly disclose the name, trademark, service mark, symbol, logo (or any abbreviation, contraction or simulation thereof) of, or otherwise refer to, the Holder or any other Purchaser Party (including in any filing with the SEC, regulatory agency or Trading Market for any Securities of any Company Party or their Subsidiaries, including the 8-K filing referenced above) without the prior consent of the Holder and the Collateral Agent (including in any press release, letterhead, public announcement or marketing material), except, and then only after consulting with such Holder and the Collateral Agent, to the extent required to do so under applicable Regulations (including as required in any registration statement filed with the SEC). None of the Company Parties and their Affiliates shall represent that any Company Party or any of its Affiliates, any product or service of the Company Parties or their Affiliates, or any know how or policy or practice of the Company Parties or their Affiliates has been approved or endorsed by any Purchaser Party.

m) Interpretation. This Note is a Transaction Document and as such is subject to various interpretative, amendment and third party beneficiary and other miscellaneous provisions set forth in the Purchase Agreement that expressly apply to Transaction Documents, located principally in Article VI (Miscellaneous) thereof (including Section 4.9 (Securities Law Disclosures) which, among other things, restrict public disclosures of the name of the Holder, Section 6.15 (Interpretation) that provides, among other things, that payments due on a day that is not a Business Day may be made on the next Business Day), as well as, without limitation, set off provisions in Section 6.5 (Set Off) thereof whereby amounts owing hereunder may be set off against amounts owed by the Holder and certain related entities, indemnification and expense reimbursement provisions in Sections 4.14 (Indemnification of Each Purchaser Party) and 6.2 (Fees and Expenses) thereof that benefit the Holder, among others. In particular, without limitation, (i) none of the terms or provisions of this Note may be waived, amended, supplemented or otherwise modified except in accordance with Section 6.3(b) (Amendments) of the Purchase Agreement and (ii) as described in Section 6.3(a) (Entire Agreement) of the Purchase Agreement, this Note and the other Transaction Documents contain and constitute the entire agreement of the parties with respect to the subject matter hereof. Any Holder also benefits from various provisions of the Purchase Agreement applicable to “Purchasers” (whether by virtue of being an “Initial Purchaser” or successor in interest thereto) and agrees to be bound by the provisions of the Purchase Agreement applicable to it in such capacity, including Article V (Collateral Agent) thereof that describes its relationship with the Collateral Agent and contains an indemnification provision in Section 5.9 (Indemnification) thereof. Finally, in addition to these provisions, unless otherwise expressly provided in any Transaction Document, “outstanding” when referring in any Transaction Document to the principal amount owing under this Note shall mean “outstanding and unconverted.”

n) Beneficiaries; Successors and Assigns. As provided in Section 6.3(c) (Beneficiaries; Successors and Assigns) of the Purchase Agreement, this Note shall be binding upon the successors and assigns of the Company and shall inure solely to the benefit of the Holder, each Company Party, the Collateral Agent, each of their Purchaser Parties and their respective successors and, if permitted, assigns; provided, that no Company Party may assign any part of this Note, or any right, obligation, benefit, title or interest hereunder except as authorized in the Purchase Agreement.

o) Counterparts. As provided in clauses (e) (Counterparts) and (f) (Electronic Signatures) of Section 6.3 of the Purchase Agreement, this Note may be executed in any number of counterparts, which may be signed and transmitted electronically.

p) Severability. As provided in Section 6.7 (Severability) of the Purchase Agreement, any provision of this Note being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of this Note or any part of such provision in any other jurisdiction, so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner adverse to any party.

q) Waiver of Jury Trial. As provided in Section 6.16 (Waiver of Jury Trial and Certain Other Rights), each party hereto has irrevocably and unconditionally waived, to the fullest extent permitted by applicable Regulations, trial by jury of any claim or cause of action or in any Proceeding, directly or indirectly with respect to, or directly or indirectly based upon or arising out of, under or in connection with this Note or any other Transaction Document or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory). Each party hereto (A) certifies that no other party, no Purchaser Party and no Affiliate of any of them and no attorney, agent or other representative of any of the foregoing has represented, expressly or otherwise, that any Person would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Note by, among other things, the mutual waivers and certifications in this Section 8(q).

[Signature Pages Follow]

In witness whereof, each of the undersigned has duly executed this Note as of the date first written above.

PROFUSA, INC.

By:	/s/ Jack Stover
Name:	Jack Stover
Title:	Chief Executive Officer

Accepted and Agreed:

ASCENT PARTNERS FUND LLC

By:
Name:	Mikhail Gurevich
Title:	Authorized Signatory Address: 19505 Biscayne Blvd Suite 2350 Aventura, FL 33180

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Senior Secured Convertible Promissory Note (as the same may be amended or otherwise modified from time to time, the “Note”; capitalized terms used but not defined herein are used as defined in the Note, including if defined by reference to other agreements), due August 11, 2027, and issued by Profusa, Inc., a Delaware corporation (together with its successors and, if permitted, assigns, the “Company”), into shares of common stock (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Company that its ownership of the Common Stock does not exceed the amounts specified under Section 4 of the Note, as determined in accordance with Section 13(d) of the Exchange Act.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:

Date to Effect Conversion:

Principal Amount of Note to be Converted:

Payment of Interest in Common Stock __ yes __ no

If yes, $_____ of Interest Accrued on Account of Conversion at Issue.

Number of shares of Common Stock to be issued:

This Notice of Conversion is a Transaction Document and, as such is subject to various provisions of the Purchase Agreement applicable to Transaction Documents, including, among others, choice of law, forum, and waiver of jury trial.

By:
Name:
Title:

Delivery Instructions:

Schedule 1

CONVERSION SCHEDULE

This Conversion Schedule is part of, and reflects conversions made under Section 4 of, the Senior Secured Convertible Promissory Note, due on August 11, 2027, and issued by Profusa, Inc., a Delaware Corporation, in the original principal amount of $714,285.72.

Dated:

Date of Conversion (or for first entry, Original Issue Date)	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion (or original Principal Amount)	Company Attest

Schedule 2

Payment Schedule

$650k Senior Secured Convertible Note

Month	Due Date	Beginning Principal (w/OID)	Accrued Interest	Capital Paydown	OID Paydown	Cash PMT Fee	Total PMT	Principal Pmt (w/OID)	Ending Principal
Closing	8/12/2026	$714,285.71	-	-	-	-	-	-	$714,285.71
1	9/1/2026	$714,285.71	$2,638.89	-	-	-	$2,638.89	-	$714,285.71
2	10/1/2026	$714,285.71	$4,166.67	-	-	-	$4,166.67	-	$714,285.71
3	11/1/2026	$714,285.71	$4,166.67	-	-	-	$4,166.67	-	$714,285.71
4	12/1/2026	$714,285.71	$4,166.67	$72,222.22	$7,142.86	$3,968.25	$87,500.00	$79,365.08	$634,920.63
5	1/1/2027	$634,920.63	$3,703.70	$72,222.22	$7,142.86	$3,968.25	$87,037.04	$79,365.08	$555,555.56
6	2/1/2027	$555,555.56	$3,240.74	$72,222.22	$7,142.86	$3,968.25	$86,574.07	$79,365.08	$476,190.48
7	3/1/2027	$476,190.48	$2,777.78	$72,222.22	$7,142.86	$3,968.25	$86,111.11	$79,365.08	$396,825.40
8	4/1/2027	$396,825.40	$2,314.81	$72,222.22	$7,142.86	$3,968.25	$85,648.15	$79,365.08	$317,460.32
9	5/1/2027	$317,460.32	$1,851.85	$72,222.22	$7,142.86	$3,968.25	$85,185.19	$79,365.08	$238,095.24
10	6/1/2027	$238,095.24	$1,388.89	$72,222.22	$7,142.86	$3,968.25	$84,722.22	$79,365.08	$158,730.16
11	7/1/2027	$158,730.16	$925.93	$72,222.22	$7,142.86	$3,968.25	$84,259.26	$79,365.08	$79,365.08
12	8/12/2027	$79,365.08	$648.15	$72,222.22	$7,142.86	$3,968.25	$83,981.48	$79,365.08	$0.00